EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated December 23, 2009, except for Note 1, as to which the date is May 27, 2010 with respect to the consolidated financial statements and schedule of Greif, Inc. and subsidiaries included in this Form 8-K for the fiscal year ended October 31, 2009.
/s/ Ernst & Young LLP
Columbus, Ohio
May 27, 2010